Exhibit 10.3

AppHarvest, Inc.
Non-Employee Director Compensation Policy

Amended and Restated Effective: July 11, 2023
Each member of the Board of Directors (the “Board”) of AppHarvest, Inc. (the “Company”) who is not an employee of the Company (each, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Director Compensation Policy”) for his or her Board service, subject to the terms and conditions set forth herein. In light of the increasing efforts required by Non-Employee Directors with respect to recent events, this Director Compensation Policy is being amended and restated effective as of the date set forth above (the “Effective Date”).
This Director Compensation Policy may be amended or modified, or any provision of it waived, at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).
Annual Cash Compensation
Beginning on the Effective Date, all annual cash compensation amounts payable to Non-Employee Directors will be paid in equal quarterly installments in advance of each fiscal quarter in which the service occurs, prorated for any partial months of service. On and after the Effective Date, the annual cash retainers (the “Annual Cash Retainers”) for Non-Employee Directors’ service on the Board shall be as follows (as applicable):
(a) All Eligible Directors: $135,000
(b) Non-Executive Chair: $50,000 (in addition to regular Annual Board Service Retainer)
Additional Frequent Meeting Fees
    In the event a Non-Employee Director attends more than ten (10) Board meetings in a fiscal year, he or she shall receive an additional payment of $2,000 per Board meeting he or she attends in excess of the tenth (10th) Board meeting in the fiscal year (the “Frequent Meeting Payment”). Such Frequent Meeting Payments shall be subject to a maximum aggregate limit of $50,000 per fiscal year. Any Frequent Meeting Payments that a Non-Employee Director earns shall be paid in a lump sum in cash within thirty (30) days of the date of the applicable Board meeting.
Equity Compensation
Commencing on the Effective Date, each eligible Non-Employee Director will be eligible to receive the equity compensation set forth below. Equity awards will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”).
(a) Automatic Equity Grants. Without any further action of the Board or Compensation Committee, at the close of business on the date of each Annual Meeting of the Company’s Stockholders following the Effective Date (the “Annual Meeting”), each person who is then a Non-Employee Director, will automatically receive a restricted stock unit (“RSU”) award having a value of $100,000 (the “Annual RSU”). Each Annual RSU will vest on the date of the following year’s Annual Meeting (or the date immediately preceding the date of the following year’s Annual Meeting if the Non-Employee Director’s service as a director ends at

Exhibit 10.3

such meeting as a result of the director’s failure to be re-elected or the director not standing for re-election).
(b) Vesting; Change of Control. The vesting of each Annual RSU is subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) on the applicable vesting date of each such award. Notwithstanding the foregoing, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), such Non-Employee Director’s then-outstanding Annual RSU will become fully vested immediately prior to the closing of such Change in Control. The grants will be eligible for deferred settlement in accordance with such deferral program as may be established by the Company and approved by the Board.
(c) Calculation of Value of an RSU Award. The value of an RSU award to be granted under this Director Compensation Policy will be determined based on the unweighted average closing price of a share of the Company’s Common Stock over the thirty (30) consecutive trading day period immediately preceding the date that is five (5) trading days prior to the date of grant of such award.
(d) Remaining Terms. The remaining terms and conditions of each RSU award, including transferability, will be as set forth in the Company’s Restricted Stock Unit Award Notice and Agreement, in the form adopted from time to time by the Board or Compensation Committee.
Non-Employee Director Compensation Limit
Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is eligible to receive under this Director Compensation Policy shall be subject to the limits set forth in the Plan.
Ability to Decline Compensation
A Non-Employee Director may decline all or any portion of his or her compensation under this Director Compensation Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.
Expenses
The Company will reimburse each Non-Employee Director for any ordinary and reasonable out-of-pocket expenses actually incurred by such director in connection with in-person attendance at and participation in Board and committee meetings; provided, that such director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy as in effect from time to time.

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